Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease, Inc.

Announces Preliminary Results of Tender Offer

New York, New York, June 30, 2015 – Global Net Lease, Inc. (“GNL” or the “Company”) (NYSE: GNL) announced today the preliminary results of its tender offer for the purchase of up to 11,904,761 shares of its common stock, which expired at 12:00 midnight, Eastern Time, on June 29, 2015.

Based on the preliminary count by DST Systems, Inc., the paying agent and depositary for the tender offer, a total of 127,904,350 shares of the Company’s common stock were validly tendered and not properly withdrawn at the purchase price of $10.50 per share, including 1,266,536 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the paying agent and depositary, the Company will accept for purchase 11,904,762 shares of the Company’s common stock at a purchase price of $10.50 per share, for an aggregate cost of approximately $125.0 million, excluding fees and expenses relating to the tender offer. Based on this preliminary count, the 11,904,762 shares to be accepted for purchase in the tender offer represent approximately 6.6% of the Company’s currently issued and outstanding shares of common stock as of June 29, 2015. Based on these preliminary numbers, the Company anticipates that following settlement of the tender offer, it will have approximately 168,947,744 shares outstanding.

Due to the oversubscription of the tender offer, based on the preliminary count described above, the Company will accept for purchase on a pro rata basis approximately 8.97% of the shares validly tendered and not properly withdrawn by each tendering stockholder (other than “odd lot” holders, whose shares will be purchased on a priority basis).

The number of shares to be purchased and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the paying agent and depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within three business days of the expiration of the tender offer. The final number of shares to be purchased and the final proration information will be announced following completion of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Investor questions concerning the tender offer may be directed to the information agent for the offer, American National Stock Transfer, LLC at (844) 276-1077.

About Global Net Lease, Inc.

Global Net Lease, Inc. is a NYSE-listed, Maryland real estate investment trust focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across Western Europe and the United States. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s Annual Report on Form 10-K filed on April 3, 2015. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor & Public Relations abackman@arlcap.com Ph: (212-415-6500)	Scott J. Bowman Chief Executive Officer Global Net Lease, Inc. sbowman@globalnetlease.com Ph: (212-415-6500)